Exhibit 99.1

Plains All American Announces Officer Promotions and Retirement

February 25, 2019 — Houston — Plains All American Pipeline, L.P. (NYSE: PAA) and Plains GP Holdings (NYSE: PAGP) today announced changes to PAA’s senior management team in connection with its long-term succession plans.

Jeremy Goebel, currently Sr. Group Vice President, Commercial, has been appointed Executive Vice President, Commercial, and Chris Chandler, Sr. Vice President, Strategic Planning and Acquisitions has been appointed Executive Vice President and Chief Operating Officer.  These appointments are effective March 1, 2019.

Additionally, Matt Isom, previously Director, Engineering has been promoted to Vice President, Engineering and Dan Reinbold, previously Vice President of Information Services at Plains Midstream Canada has been promoted to Vice President, Information Services North America.  Mark Gorman, previously Executive Vice President, has retired.

“We are pleased that Jeremy, Chris, Matt and Dan are taking on additional leadership roles within the Partnership,” stated Willie Chiang, CEO of Plains All American.  “These advancements reflect a continuation of our succession planning process designed to broaden and deepen our leadership team.  We have full confidence these leaders will continue to help us set and execute our strategic plans.”

“Additionally, I want to thank Mark Gorman for his service,” Mr. Chiang continued. “Mark joined Plains in 2006 and served in a number of key executive leadership roles, including leading our U.S. Commercial and Operations and Engineering teams during a period of substantial evolution and growth.  Mark is a man of strong integrity and made a meaningful positive impact personally and professionally.  We wish Mark and his family much happiness and success in retirement.”

In his new role, Jeremy Goebel will assume additional responsibility for our US Transportation and US Facilities businesses.  Jeremy Goebel has more than 18 years of energy and investment banking experience and has been with Plains All American for more than six years in roles of increasing responsibility, from Managing Director, Strategic Planning and Acquisitions to his most recent role as Sr. Group Vice President, Commercial.  Jeremy has played a critical role in strategic planning, fundamental and commercial analysis, acquisitions and divestitures, and developing strategic customer relationships, most recently managing the development of our Wink to Webster Joint Venture and completing the sale of a portion of our interest in the BridgeTex pipeline.

Chris Chandler, as EVP and Chief Operating Officer, will retain his current responsibility for Canadian operations and assume responsibility for our US operations and engineering organizations.  Chris has more than 20 years of energy industry experience, joining us in 2018.  Chris has demonstrated strong leadership within the Strategic Planning and Acquisitions role and in his recent assumption of responsibility for our Canadian operations.  Previously, Chris served in a number of leadership roles at Phillips 66, most recently as general manager, Corporate Strategy, and prior to that as general manager, Midstream Commercial and Business Development, as well as numerous leadership roles in refining.

Matt Isom joined Plains more than five years ago and has held roles of increasing responsibility, from Sr. Project Manager to Managing Director of Project Engineering prior to his promotion to Vice President, Engineering.  Prior to joining Plains, Matt worked in refinery maintenance, pipeline and terminal construction and engineering roles at NuStar Energy and served five years in the United States Air Force.  Matt holds a Bachelor of Science degree in Mechanical Engineering from the U.S. Air Force Academy and a Master of Science degree in Systems and Engineering Management from Texas Tech University.

Dan Reinbold joined Plains Midstream Canada more than eight years ago as Director, Information Services, having previously worked in senior leadership roles in the health care industry.  In December 2017, Dan was promoted to Vice President of Information Services of Plains Midstream Canada and was recently promoted to Vice President, Information Services North America.  Dan is a graduate of the University of Alberta.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, NGLs and natural gas. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles more than 5 million barrels per day of crude oil and NGL in its Transportation segment. PAA is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

Plains GP Holdings is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America. PAGP is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.